                                                                 EXHIBIT 99.1

Monday September 13, 7:01 am Eastern Time

ONHEALTH NETWORK ACQUIRES LEADING NICHE HEALTHCARE
INFORMATION PROVIDER BABYDATA.COM

SEATTLE, Sept. 13 /PRNewswire/ -- OnHealth Network Company (Nasdaq: ONHN - NEWS; http://www.onhealth.com), a leading online health and wellness destination, today announced it has completed the acquisition of BabyData.com Inc., the premier website for pregnant couples and those trying to conceive. The purchase price for BabyData.com was 681,534 shares of OnHealth Network Company's common stock. The transaction will be accounted for as a purchase.

BabyData.com has served as a valuable resource to hundreds of thousands of consumers since its launch in July 1998. Dr. Amos Grunebaum, the creator and founder of BabyData, is a practicing Obstetrician and Gynecologist in New York and will join OnHealth as Vice President of Obstetrics. Dr. Grunebaum is a specialist in Maternal-Fetal Medicine (high-risk pregnancies), a Fellow of the American College of Obstetricians and Gynecologists and Board certified in both Obs&Gyn and Maternal-Fetal Medicine. Dr. Grunebaum also co-authored the book "Dr. Ruth's Pregnancy Guide for Couples: Love, Sex, and Medical Facts" with Dr. Ruth Westheimer. Web usage for people having babies is booming. OnHealth consumer research conducted earlier this year has shown key life events such as the birth of a child frequently trigger heightened interest and initiative in searching for health-related information online.

"OnHealth has built its reputation on delivering the information and resources consumers need relating to health and wellness. The addition of BabyData.com and its premier pregnancy-related content further delivers on our commitment by broadening our offerings to one of the fastest-growing consumer health segments," said Robert Goodman, president and CEO of OnHealth. "Importantly, this acquisition helps fuel our continued growth, delivers an attractive niche audience to our partners and advertisers and brings additional expertise to our management team."

Commenting  on the  acquisition,  Dr.  Amos  Grunebaum  of  BabyData.com  added:
"Joining forces with the leading provider of quality online health information will offer our users access to broad health and wellness topics that complement and extend beyond their immediate pregnancy-related needs. I am excited to contribute my medical expertise to the dedicated OnHealth team which subscribes to the Health on the Net Foundation Code of Conduct. I share with them the common goal of providing consumers with the most comprehensive choices in managing their health."

BabyData.com content and resources will be incorporated into the OnHealth Network offering. Currently BabyData.com features areas including "Trying to Conceive", "Already Pregnant", "Labor and Delivery", "Postpartum", "Exposure & Environment Concerns" and "Preventing Pregnancy," as well as information on doctors, hospitals and midwifes and alternative medicines. Without any advertising or marketing efforts, BabyData.com has grown its total visits per month to 288,306 in July, 1999 from 233,344 in June, 1999 and 152,854 in March, 1999, an increase of 89%, according to Internet Profiles Corporation (I/PRO), an independent third-party auditor of BabyData.com's server logs. Total page views have increased to 1,223,984 in July, 1999 from 993,190 in June, 1999 and 667,213 in March, 1999. The audiences of the two sites complement each other with BabyData.com catering primarily to women between the ages of 18 and 38 with an average age of 28 and onhealth.com reaching a primary user base of women ages 25 to 54.

About OnHealth Network Company
Headquartered in Seattle, Washington, OnHealth Network Company is a leading Internet information and services resource for consumers that provides multiple perspectives and an independent viewpoint on health, wellness and well-being. Onhealth.com consistently ranks among the most highly trafficked independent health content sites on the Web. According to the most recent Media Metrix report, OnHealth attracted nearly 1.2 million unique visitors in July, a 29 percent increase from June 1999. OnHealth Network's advertisers include Glaxo Wellcome, Johnson & Johnson, Pfizer, Procter & Gamble and SmithKline Beecham. The consumer-driven Web site has also attracted non-endemic advertisers such as Deja News, Dr. Scholl's, Ford, Jamieson Vitamins, Kellogg's, MSN Portal Phase and Women.com. More than 950 Web sites drive traffic to onhealth.com through its numerous distribution and content sharing relationships including: AOL's Digital City, Inc., Better Homes and Gardens, Snap.com, Weather.com, WebTV and Yahoo!. OnHealth complies with the Health on the Net Foundation Code of Conduct (HONcode), an international initiative established to help unify and standardize the reliability of medical and health information available on the World Wide Web.

Certain statements in this release, such as the Company's ability to successfully integrate BabyData into OnHealth, continue to increase traffic levels, identify additional acquisition opportunities and other statements containing "expects," "anticipates," "intends," "hopes" or "believes" or variations of such words and similar expressions are intended to identify forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Potential risks and uncertainties include such factors as acceptance of the Company's products and services, including the re-launch of the Company's Web site, the Company's ability to raise sufficient capital to fully implement the planned advertising campaign, competition and other risks described in the Company's filings with the Securities and Exchange Commission, including the report on Form 10-K for the year ended December 31, 1998.

CONTACT: Bobbi K. Hoff, CFA of OnHealth Network Company, 206-652-0308, or bobbih@onhealth.com; or media, Estelle Fong of Fleishman Hillard, 212-453-2307, or fonge@fleishman.com; or Joseph Jaffoni of Jaffoni & Collins Incorporated, 212-835-8500, or onhn@jcir.com, for OnHealth Network Company.